Exhibit 15.1

FANGDA PARTNERS

北京 Beijing·上海 Shanghai·广州 Guangzhou·深圳 Shenzhen·香港 Hong Kong

http://www.fangdalaw.com

中国北京市朝阳区光华路1号	电子邮件 E-mail: email@fangdalaw.com
嘉里中心北楼27楼	电 话 Tel.: 86-10-5769-5600
邮政编码：100020	传 真 Fax: 86-10-5769-5788

27/F, North Tower, Kerry Center

No. 1, Guanghua Road, Chaoyang District

Beijing 100020, PRC

Kingsoft Cloud Holdings Limited

Building E, Xiaomi Science and Technology Park, No. 33 Xierqi Middle Road,

Haidian District

Beijing, 100085, the People’s Republic of China

May 2, 2022

Dear Sirs,

We consent to the references to our firm under “Item 4. Information on the Company—4.C. Organizational Structure—Contractual Arrangements with Our VIEs and Their Respective Shareholders” and “Item 10.E—Additional Information—Taxation—People’s Republic of China Taxation”, in Annual Report on Form 20-F of Kingsoft Cloud Holdings Limited for the fiscal year ended December 31, 2021 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fangda Partners